Exhibit 99.1

THE HOWARD HUGHES CORPORATION® ANNOUNCES THE COMPLETION OF THE
REDEMPTION OF ITS OUTSTANDING 5.375% SENIOR NOTES DUE 2025

HOUSTON (March 15, 2021) - The Howard Hughes Corporation® (NYSE: HHC) (the “Company”) today announced the completion of the redemption of its remaining, outstanding 5.375% senior notes due 2025 (the “Notes”), which were not tendered by holders in the Company’s tender offer and consent solicitation that expired on February 16, 2021 (the “Tender Offer”). The remaining outstanding Notes were redeemed at a redemption price equal to 102.688% of the aggregate principal amount of such Notes, plus accrued and unpaid interest on such Notes to, but excluding, the redemption date. As previously announced, the Company used a portion of the proceeds from its offering of $650 million in aggregate principal amount of 4.125% senior notes due 2029 and $650 million in aggregate principal amount of 4.375% senior notes due 2031, which both closed on February 2, 2021, to redeem the outstanding Notes not tendered in the Tender Offer.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. The Company’s assets include master planned cities and communities, as well as operating properties and development opportunities including: the Seaport District in New York; Downtown Columbia®, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; and Ward Village® in Honolulu, Hawaiʻi.

Contacts:

For Media

The Howard Hughes Corporation
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

For HHC Investor Relations
David M. Striph, 281-929-7772
Executive Vice President, Head of Operations & Investor Relations
david.striph@howardhughes.com